Exhibit 1.

Alpha Pro Tech
LTD.

ALPHA PRO TECH, LTD. TO ANNOUNCE 2007 SECOND QUARTER RESULTS
ON AUGUST 13, 2007

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contact:
Alpha Pro Tech, Ltd.	Hayden Communications, Inc.
Al Millar/Donna Millar	Cameron Donahue
905-479-0654	651-653-1854
e-mail: ir@alphaprotech.com	e-mail: cameron@haydenir.com

Nogales, Arizona — August 7, 2007, Alpha Pro Tech (AMEX: APT), a leading manufacturer of products designed to protect people, products and environments, including disposable protective apparel and building products, announced today that it will be reporting results for the second quarter of 2007 on August 13, 2007 after the close of the market.

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Monday, August 13, 2007. Anyone interested in participating should call 888-595-4228 if calling within the United States or 480-629-9562 if calling internationally. There will be a playback available until August 20, 2007. To listen to the playback, please call 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pin number 3767599 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Alpha Pro Tech’s website at www.alphaprotech.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 13, 2007 on either site.  To access the web cast, you will need to have the Windows Media Player on your desktop.  For the free download of the Media Player please visit:  http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About Alpha Pro Tech, Ltd.
Alpha Pro Tech, Ltd. is a leader in protecting people, products and environments.  Alpha Pro Tech, Inc.  develops, manufactures and markets innovative disposable and limited-use protective apparel products for the industrial, clean room, medical and dental markets. In addition, Alpha ProTech Engineered Products, Inc. manufactures and markets a line of construction weatherization products, including building wrap, roof underlayment and mold resistant framing sealant. The Company has manufacturing facilities in Salt Lake City, Utah; Nogales, Arizona; Janesville, Wisconsin; Valdosta, Georgia; and a joint venture in India. For more information and copies of all news releases and financials, visit Alpha Pro Tech’s Website at http://www.alphaprotech.com.

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